SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

Nuveen Investments, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following communication was posted to the Company’s website on June 25, 2007.

NUVEEN INVESTMENTS TO BE ACQUIRED BY PRIVATE EQUITY GROUP LED BY
MADISON DEARBORN PARTNERS, LLC:

Q&A regarding Nuveen Senior Notes

Is the consent of the noteholders required to complete the proposed transaction?

No.  The proposed transaction is structured as a merger in which Nuveen will be the surviving corporation.  The indenture governing the senior notes expressly permits a transaction of this type.

Will Nuveen Investments, Inc. be required to secure the senior notes as a result of the proposed transaction and the related financing?  Will subsidiaries of Nuveen Investments, Inc. be required to guarantee the senior notes as a result of the proposed transaction and the related financing?

The indenture governing the senior notes prohibits, with certain exceptions, Nuveen from securing debt with the capital stock of certain of its subsidiaries unless the notes are equally and ratably secured with such debt.

The indenture governing the senior notes does not require the senior notes to be guaranteed by any subsidiary of Nuveen, including if any such subsidiary guarantees other indebtedness of Nuveen.

The structure and terms of the financing relating to the proposed transaction will be established by the investor group led by Madison Dearborn Partners that is acquiring Nuveen.  The structure and terms of the financing will be finalized by the investor group in connection with the closing of the proposed transaction, which is expected to be completed by the end of the year.  Accordingly, we cannot comment on the impact, if any, such financing will have on the rights of the noteholders until the structure and terms are finalized.

Will the completion of the transaction violate any covenants in the indenture governing the senior notes?

No.  We do not expect that the transaction, as presently structured, will violate any covenants in the indenture governing the senior notes.  In addition, Nuveen is not required pursuant to the indenture to make an offer to purchase all of the outstanding senior notes in connection with the completion of the transaction.

What are Nuveen's rights to call or redeem the senior notes?

The senior notes may be redeemed, at any time and at Nuveen's option, at a redemption price equal to the remaining scheduled payments of principal and interest on the notes discounted at the applicable Treasury Rate (as defined in the indenture) plus 15 basis points, in the case of the senior notes due in 2010, or 20 basis points, in the case of the senior notes due in 2015.

Should holders of the senior notes expect Nuveen to exercise this redemption right or otherwise tender for the senior notes in connection with the transaction?

No, at this time, Nuveen does not expect to exercise its optional redemption right or otherwise tender for the senior notes.

Assuming the proposed transaction is completed, what financial information will be provided by the private company in lieu of the 10Q and 10K?

Upon completion of the proposed merger, Nuveen's obligation to file periodic reports with the SEC will terminate.  Under the indenture governing the senior notes, Nuveen will only be required to provide financial statements in accordance with Rule 144A(d)(4) under the Securities Act of 1933, unless and until Nuveen again becomes subject to the requirements of Section 13 or 15(d) of the Securities Act of 1934.  These statements will include a very brief summary of the nature of Nuveen's business and the products and services Nuveen offers; Nuveen's most recent balance sheet and profit and loss and retained earnings statements, and similar financial statements for the two preceding fiscal years.

IMPORTANT LEGAL INFORMATION

Nuveen Investments, Inc. (Nuveen) intends to file with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NUVEEN, THE PROPOSED TRANSACTION AND RELATED MATTERS.  A definitive proxy statement will be sent to holders of Nuveen’s common stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Nuveen.

Investors will be able to obtain the proxy statement and the other related documents (when they become available) and other documents filed with the SEC free of charge at the SEC’s website at www.sec.gov.  In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention of Corporate Secretary.

Nuveen, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of  proxies in respect of the proposed transaction.  Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Nuveen’s common stock.  Information regarding Nuveen’s directors and executive officers is available in the proxy statement filed with the SEC by Nuveen on April 6, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC.